Exhibit 10.12

Dole plc Executive Severance Plan

Effective July [•], 2021

This Dole plc Executive Severance Plan (the “Plan”) is an employee welfare benefit plan, within the meaning of Section 3(1) of ERISA, which is designed to provide payments upon certain terminations of employment to certain executives of Dole plc and its Participating Employers.

This Plan is effective for covered terminations of employment occurring on or after July [•], 2021. If there is any inconsistency between the Plan document and any other document or communication reflecting the terms of the Plan or the benefits provided thereunder, this Plan document shall govern.

ARTICLE I

TITLES AND DEFINITIONS

1.1	Title.

This Plan shall be known as the “Dole plc Executive Severance Plan.”

1.2	Definitions.`

Whenever the following terms are used in this Plan, with the first letter capitalized, they shall have the meanings specified below.

“Administrator” shall mean the Compensation Committee of the Board of Directors.

“Base Compensation” shall mean an Eligible Employee’s annualized gross base salary in effect as of his or her Severance Date excluding any overtime, bonuses or other supplemental compensation but including any Dole plc directors fees if applicable.

“Board of Directors” shall mean the Board of Directors of the Company.

“Cause” shall have the meaning ascribed to it in the Omnibus Plan.

“Change in Control” shall have the meaning ascribed to it in the Omnibus Plan.

“Change in Control Protection Period” shall mean the twenty-four (24) month period commencing on the date a Change in Control occurs.

“Change in Control Severance Benefit” shall mean the benefit payable pursuant to Section 4.1.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Code Section 409A” shall mean Section 409A of the Code and the Department of Treasury regulations and other guidance promulgated thereunder.

“Company” shall mean Dole plc, or any predecessor or successor corporation resulting from merger, consolidation, or transfer of assets substantially as a whole, to the extent the Plan is assumed by or assigned to such successor.

“Comparable Position” shall mean, for any Eligible Employee, any position which satisfies the following criteria:

(a)

The wages are, in the aggregate, greater than 80% of the Base Compensation enjoyed by the Eligible Employee at the time the position is offered, even if other compensation and/or benefits are materially reduced or eliminated;

(b)	The position is at a location which is less than 50 miles farther from the Eligible Employee’s residence than his or her former place of work; and

(c)	The position is offered to the Eligible Employee no later than his or her Severance Date.

“Compensation Committee” shall mean the Compensation Committee of the Board of Directors, or its successor.

“Compensation Committee Charter” shall mean the Charter of the Compensation Committee or any successor governing document(s) or resolution(s).

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985.

“Covered Change in Control Termination” shall mean the termination of an Eligible Employee’s employment with the Eligible Employee’s Participating Employer during the Change in Control Protection Period (a) by the Participating Employer other than for Cause or (b) by the Eligible Employee for Good Reason.

“Effective Date” shall mean July [•], 2021.

“Eligible Employee” shall mean an individual who is listed in Appendix A, as it may be amended from time to time. Except as otherwise provided in a written agreement between the Eligible Employee and the Company, in order to qualify for a Plan Benefit, an Eligible Employee must satisfy the eligibility requirements set forth in Section 2.1.

“Employer” shall mean the Company and any entity during any period in which it is part of a “controlled group” with the Company or under “common control” with the Company, determined in accordance with Code Sections 414(b) and (c).

“Employment Commencement Date” shall mean the date on which an Eligible Employee first performs or performed an hour of service for the Company or any Participating Employer (or any subsidiary thereof).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Good Reason” shall mean any of the following, but only if occurring without the Eligible Employee’s consent: (1) a material diminution in the Eligible Employee’s Base Compensation, (2) a material diminution in the Eligible Employee’s authority, duties, or responsibilities, (3) a change of greater than fifty (50) miles in the location at which the Eligible Employee must perform services for the Participating Employer, or (4) the failure of the Company or the Participating Employer to comply with any material provision of a material agreement between the Eligible Employee and the Company or the Participating Employer for which the Eligible Employee provides services; provided, however, that in each case, the Eligible Employee must provide notice in writing to the Participating Employer of the existence of a condition described in (1) through (4) above no later than ninety (90) days following the initial existence of the condition, and the Company or Participating Employer, as applicable, shall have thirty (30) days following the receipt of such notice during which it may remedy the condition before the Eligible Employee may separate from service for “Good Reason”; provided, further, that the Eligible Employee must ultimately terminate his or her services no later than twelve (12) months following the initial existence of the condition described in (1) through (4) above.

“Omnibus Plan” shall mean the Dole plc 2021 Omnibus Incentive Compensation Plan and any successor plan, in each case, as may be amended from time to time.

“Participating Employer” shall mean the Company and any participating subsidiary, division, or other affiliated entity of the Company listed in Appendix B, as it may be amended from time to time.

“Plan” shall mean this Executive Severance Plan as set forth herein, now in effect or hereafter amended.

“Plan Benefit” shall mean the Change in Control Severance Benefit or Severance Pay Benefit.

“Service” shall mean a period of continuous, salaried employment beginning with an Eligible Employee’s most recent Employment Commencement Date and ending with his or her applicable Severance Date. Notwithstanding the foregoing, Service shall not include (i) periods during which an Eligible Employee was not classified on the payroll records of his or her Participating Employer as a salaried employee or otherwise would be excluded from the definition of Eligible Employee or (ii) service with an entity during any period in which it is not a Participating Employer.

“Severance Date” shall mean the date that the Eligible Employee has a severance from employment as defined in Code Section 401(k)(2)(B)(i)(I) and Treas. Reg. Section 1.401(k)-1(d)(2).

“Severance Pay Benefit” shall mean the benefit payable pursuant to Section 3.1.

“Weekly Base Compensation” shall mean the Eligible Employee’s Base Compensation divided by 52.

“Year of Service” shall mean a continuous, full year of Service as an Eligible Employee.

ARTICLE II

ELIGIBILITY

2.1	Eligibility Requirements.

(a)

An Eligible Employee shall be eligible for a Severance Pay Benefit if (i) the Administrator, pursuant to its powers and duties under Section 5.1, determines that the Eligible Employee has experienced an involuntary termination of employment from a Participating Employer that constitutes a severance from employment as defined in Code Section 401(k)(2)(B)(i)(I) and Treas. Reg. Section 1.401(k)-1(d)(2) (meaning, among other conditions, that there be no prearrangement, expectation or anticipation of rehire or other use of the individual to perform services for any Employer at any time after the termination) as a direct result of a workforce reduction, elimination of operations, or job elimination, (ii) the Administrator provides such Eligible Employee with a written determination that the Eligible Employee is entitled to a Severance Pay Benefit, and (iii) the Eligible Employee is not eligible to receive a Change in Control Severance Benefit or severance benefits under any other severance plan arrangement that may be in effect at the time of the termination of employment.

(b)

An Eligible Employee shall be eligible for a Change in Control Severance Benefit if the Administrator, pursuant to its powers and duties under Section 5.1, determines that the Eligible Employee has experienced a Covered Change in Control Termination.

(c)	Notwithstanding the foregoing, an Eligible Employee shall not be entitled to any Severance Pay Benefit if the Eligible Employee:

(i)	continues to be employed for any period of time after the scheduled date of his or her involuntary termination, or

(ii)	is offered, but does not accept, a Comparable Position,

in each case, with an Employer or with any entity that acquires part or all of the assets or operations of a Participating Employer or of any of its subsidiaries or affiliated companies, whether by merger, stock or asset transfer, or other means.

(d)

Notwithstanding the foregoing, an Eligible Employee shall be entitled to a Plan Benefit only if both of the following requirements are satisfied no later than the date that is sixty (60) days after his or her Severance Date:

(i)

the employee executes and delivers a valid release, in the form attached hereto as Appendix C, as may be reasonably updated from time to time by the Company and which shall release all claims against the Company, any Employer, or any employees, directors, or agents of the Company or any Employer; and

(ii)	the release becomes effective and irrevocable in accordance with its terms (such date the release becomes effective and irrevocable, the “Release Effective Date”).

(e)

Notwithstanding the foregoing, an Eligible Employee shall not be entitled to a Severance Pay Benefit if his or her employment with the Participating Employer is terminated other than as set forth in subsection (a) above, including but not limited to retirement, disability, discharge by the Participating Employer with or without cause for reasons other than described in Section 2.1(a), a Covered Change in Control Termination, or death. If an Eligible Employee experiences a severance from employment that qualifies him or her for a Severance Pay Benefit under Section 2.1(a) and subsequently dies, subject to execution and delivery of the valid release in accordance with subsection (d) above (by the Eligible Employee or an authorized representative of his or her estate), his or her Severance Pay Benefit shall be paid to his or her estate in a single lump sum as soon as administratively practicable.

ARTICLE III

SEVERANCE PAY BENEFITS PAYABLE UNDER THE PLAN

3.1	Severance Pay Benefits Payable Under The Plan.

Severance Pay Benefits shall be payable to an Eligible Employee who satisfies the requirements of Article II as follows:

(a)

The Severance Pay Benefit payable to an Eligible Employee shall be determined based on the Eligible Employee’s Service. Except as otherwise provided below, the Severance Pay Benefit shall equal an amount of Weekly Base Compensation determined as the sum of (i) and (ii) as follows:

(i)	2 weeks for each Year of Service; plus

(ii)	Additional weeks as follows:

Years of Service	Severance Pay Benefit
Less than 1	0 weeks

At least 1 but less than 5	2 weeks

At least 5 but less than 15	4 weeks

At least 15	6 weeks

(b)	One week of Severance Pay Benefit shall equal a benefit of five days of pay.

(i)

For purposes of computing the portion of an Eligible Employee’s Severance Pay Benefit described in Section 3.1(a)(i), incomplete Years of Service shall be pro-rated at .833 days per full month of service completed during such Year of Service. If an Eligible Employee’s Service includes an incomplete month of Service, he or she will be given credit for a full month if such incomplete month includes more than fifteen days; otherwise, no credit shall be given for incomplete or partial months. For purposes of computing the portion of an Eligible Employee’s Severance Pay Benefit described in Section 3.1(a)(ii), there shall be no partial year credit, pro-ration or rounding.

(ii)

Example: An individual is hired as an Eligible Employee on April 12, 2011 and works continuously as an Eligible Employee until experiencing a job elimination on August 17, 2021. This individual would be entitled to a Severance Pay Benefit equal to 123.332 days of pay determined as follows:

(i)	100 days under Section 3.1(a)(i) for ten complete Years of Service from April 12, 2011 through April 11, 2021;

(ii)	3.332 days under Section 3.1(a)(i) and 3.1(b)(i) for four complete months of Service from April 12, 2021 through August 11, 2021;

(iii)	0 days under Section 3.1(a)(i) and 3.1(b)(i) for six days of Service from August 12, 2021 through August 17, 2021; and

(iii)	20 days under 3.1(a)(ii) for having at least 5 but less than 15 Years of Service.

(c)

An Eligible Employee who satisfies the requirements of Section 2.1(a) above shall receive at least two weeks’ advance notice of termination or such period of advance notice as may be required by applicable law. In the event an Eligible Employee receives less than two weeks’ advance notice of termination, the Eligible Employee shall receive an additional Severance Pay Benefit equal to the difference of: (i) two weeks of his or her Weekly Base Compensation; minus (ii) the amount of any Weekly Base Compensation paid for services rendered during the two week period starting immediately after the notice date.

(d)

Severance Pay Benefits payable under this Plan to an Eligible Employee shall be reduced (but not below $0) by the amount payable to the Eligible Employee under any United States or foreign (whether federal, state, or local) statute, law, or regulation which requires (i) a formal notice period, (ii) pay in lieu of notice (such as back pay paid pursuant to the Worker Adjustment and Retraining Notification Act, or any similar state or local law), (iii) termination indemnity, or (iv) severance payments or similar payments. Notwithstanding anything to the contrary in the preceding sentence, there shall be no reduction for pay in lieu of notice pursuant to subsection (c), above, for unemployment benefits provided in the United States, or for wages or accrued and unused vacation time due for periods prior to termination of employment.

(e)

In no event shall the total Severance Pay Benefit payable to any Eligible Employee exceed an amount equal to twice the Eligible Employee’s total compensation (including wages, salary, and any other benefit of monetary value, whether paid in the form of cash or otherwise) (i) which was paid as consideration for the Eligible Employee’s services during the twelve-month period immediately preceding his or her termination of service, or (ii) which would have been paid at the Eligible Employee’s usual rate of compensation if the Eligible Employee had worked a full year.

3.2	Payment of Severance Pay Benefits.

(a)

An Eligible Employee’s Severance Pay Benefit shall be paid in the form of salary continuation payments (and/or in some cases a lump sum payment, to the extent provided below). Subject to Section 7.5, salary continuation payments shall start after the later of:

(i)	his or her termination of employment; or

(ii)	the date on which he or she can no longer revoke the release executed under Section 2.1(d).

(b)

Salary continuation payments shall be paid in accordance with the regular payroll practices in increments (i.e., on a bi-weekly, or four week basis) that conform to local practices for similarly situated active employees. The total amount payable as salary continuation of Severance Pay Benefits under this Plan may not exceed the lesser of (i) the amount payable as salary continuation through the date which is six months from the Eligible Employee’s Severance Date; or (ii) the amount set forth in Treasury Regulations section 1.409A-1(b)(9)(iii)(A) or any successor thereto.

(c)

The excess (if any) of the Eligible Employee’s total Severance Pay Benefit over the amount payable as salary continuation under subsection (b) shall be paid in a single lump sum payment on a date that is no later than two and a half months after the Eligible Employee’s Severance Date, subject to Section 7.5.

(d)

Salary continuation payments described in subsection (b) shall cease, and any remaining Severance Pay Benefit amounts otherwise payable through salary continuation shall be paid in a single, lump sum on the date the Administrator decides, in its sole discretion, to pay the remaining Severance Pay Benefit as a single, lump sum, subject to Section 7.5.

(e)	Interest shall not be payable on any Severance Pay Benefit payment.

3.3	Termination and Forfeiture of Severance Pay Benefits.

(a)

Upon Re-employment. The payment of Severance Pay Benefits to an Eligible Employee will terminate and any remaining benefits will be forfeited, before he or she receives the full Severance Pay Benefit to which he or she is entitled under the Plan, in the event that the Eligible Employee is subsequently re-employed by the Company, an Employer, or any entity (including any entity that, as determined in accordance with Code Sections 414(b) and (c), is part of a “controlled group” or under “common control” with any entity) that has acquired on or before the date of new employment part or all of the assets or operations of the Company or an Employer, whether by merger, stock or asset transfer, or other means. If an Eligible Employee subject to this Section 3.3 again becomes eligible for a Severance Pay Benefit, his or her Severance Pay Benefit will be equal to the amount payable pursuant to Section 3.1, based only on the Eligible Employee’s Service following his or her most recent Employment Commencement Date.

(b)

Upon Violation of this Plan and Terms of Release. The payment of Severance Pay Benefits to an Eligible Employee will terminate and any remaining benefits will be forfeited in the event that the Eligible Employee violates, or fails to abide by, the terms of this Plan or the terms of the release required as a condition of receiving Severance Pay Benefits.

ARTICLE IV

CHANGE IN CONTROL SEVERANCE BENEFITS PAYABLE UNDER THE PLAN

4.1	Change in Control Severance Benefits Payable Under The Plan.

If an Eligible Employee experiences a Covered Change in Control Termination and satisfies the requirements of Article II, as applicable, the Eligible Employee will receive the following severance benefits from the Company, subject, in each case, to the terms of the Plan (including, without limitation, Section 7.5):

(a)

The Company shall pay the Eligible Employee a payment equal to two times the sum of (i) the Eligible Employee’s Base Compensation plus (ii) the Eligible Employee’s target annual Bonus (as defined below), which shall be paid in a lump sum on the date following the Release Effective Date.

(b)

The Company shall pay the Eligible Employee an amount equal to such Eligible Employee’s annual bonus for the annual bonus period that is ongoing at the time of the Covered Change in Control Termination (the “Bonus”) based on the actual level of performance (which shall be determined without giving effect to any reduction in target Bonus made without the Eligible Employee’s written consent following the Change in Control), and which shall be prorated to reflect the portion of such annual bonus period served by the Eligible Employee through the Severance Date, with such payment to be paid at the same time such bonuses are paid to active participants in the Company’s annual cash bonus program for such year.

(c)

Subject to Section 4.1(c)(i)-(ii) below, the Company shall arrange for the Eligible Employee to continue to participate (through COBRA or otherwise), on substantially the same terms and conditions as in effect for the Eligible Employee (including any required contributions) immediately prior to the Covered Change in Control Termination, in the Company’s group health plans until the earlier of (i) 24 months following the Severance Date, (ii) the date the Eligible Employee becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment, or (iii) if the Eligible Employee is eligible for COBRA continuation coverage on the Severance Date (a “COBRA Eligible Employee”), the date the Eligible Employee ceases to be eligible for COBRA continuation coverage for any reason, including plan termination (such period from the Severance Date through the earlier of (i)-(iii), the “Benefits Period”). The Eligible Employee agrees to promptly notify the Company if and when he or she becomes eligible to participate in any health insurance coverage referenced in clause (ii) of this Section 4.1(c).

(i)

Notwithstanding the foregoing, a COBRA Eligible Employee may only receive the benefits under Section 4.1(c) if they timely elect continued coverage under COBRA for themselves and their covered dependents. If at any time the Company determines that its payment of COBRA premiums on a COBRA Eligible Employee’s behalf would result in a violation of applicable law (including, but not limited to, the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of paying COBRA premiums pursuant to this Section, the Company shall pay the COBRA Eligible Employee on the last day of each remaining month of the Benefits Period, a fully taxable cash payment equal to the COBRA premium for such month, subject to applicable tax withholding, for the remainder of the Benefits Period. Nothing in this Plan shall deprive an Eligible Employee of their rights under COBRA or ERISA for benefits under plans and policies arising under their employment by the Company.

(ii)

If it is not reasonably practicable for the Company to arrange for the Eligible Employee’s continued participation in the Company’s group health plans in accordance with Section 4.1(c) and Section 4.1(c)(i), the Company shall instead provide cash in lieu of such benefits; in an amount sufficient to place the Eligible Employee in a reasonably similar economic position, after all applicable taxes, as if the benefit had been continued, payable on a monthly basis for the remainder of the Benefits Period.

(d)

Change in Control Severance Benefits payable under this Plan to an Eligible Employee shall be reduced (but not below $0) by the amount payable to the Eligible Employee under (i) any other severance or termination plan, program, agreement or arrangement maintained by the Company or an affiliated entity that is applicable to the Eligible Employee; provided that no Eligible Employee shall be eligible for any payments or benefits under the Dole Severance Pay Plan for Employees of Dole Food Company, Inc. and Participating Divisions and Subsidiaries and (ii) any United States or foreign (whether federal, state, or local) statute, law, or regulation which requires (A) a formal notice period, (B) pay in lieu of notice (such as back pay paid pursuant to the Worker Adjustment and

Retraining Notification Act, or any similar state or local law), (C) termination indemnity, or (D) severance payments or similar payments. Notwithstanding anything to the contrary in the preceding sentence, there shall be no reduction for unemployment benefits provided in the United States or for wages or accrued and unused vacation time due for periods prior to termination of employment.

(e)	Interest shall not be payable on any Change in Control Severance Benefit payment.

4.2	Termination and Forfeiture of Change in Control Severance Benefits.

(a)

Upon Violation of this Plan and Terms of Release. The payment of Change in Control Severance Benefits to an Eligible Employee will terminate and any remaining benefits will be forfeited in the event that the Eligible Employee violates, or fails to abide by, the terms of this Plan or the terms of the release required as a condition of receiving Change in Control Severance Benefits.

ARTICLE V

PLAN ADMINISTRATION

5.1	Powers and Duties of the Administrator.

The Administrator shall be the Plan Administrator, as defined in Section 3(16)(A) of ERISA, and shall be the named fiduciary of the Plan to the extent required by ERISA. The Administrator shall enforce the Plan in accordance with its terms, and shall be charged with the general administration of the Plan. In accordance with Section 5.4, the Administrator shall have all powers and duties necessary to accomplish its purposes, including but not limited to those enumerated in the Compensation Committee Charter.

5.2	Transmittal of Information.

In order to enable the Administrator to perform its functions under the Plan, each Employer shall supply full and timely information to the Administrator on all matters relating to the Weekly Base Compensation of Eligible Employees, their employment, retirement, death, or the cause for termination of employment, or the occurrence of a Change in Control and such other pertinent facts as may be required.

5.3	Compensation, Expenses, Indemnity and Liability.

(a)	The Administrator and its delegates shall serve without compensation for their services hereunder.

(b)

The Administrator is authorized at the expense of the Company to employ such legal counsel, and make use of clerical or other personnel, as it may deem advisable to assist in the performance of its duties hereunder.

(c)	The Company shall indemnify and save harmless the Administrator and others to the extent provided in the Compensation Committee Charter.

5.4	Manner of Administering.

The Administrator shall have the full discretion and the exclusive right to construe and interpret the terms and provisions of the Plan and to carry out its other powers and duties, and to determine any and all questions arising under the plans or in connection with the administration thereof, including, without limitation, the right to remedy or resolve possible ambiguities, inconsistencies, or omissions, by general rule or particular decision. Benefits shall be paid to an Eligible Employee only if the Administrator determines, in its sole discretion, that such Eligible Employee is entitled to a benefit. The actions, interpretations or constructions of the Administrator shall be final, binding, and conclusive on all parties, including but not limited to the Company and any Eligible Employees, and shall be given the maximum possible deference allowed by law.

5.5	Compensation Committee Charter

Additional administrative provisions appear in the Compensation Committee Charter which is incorporated herein by reference. In the event of a conflict between the terms of the Plan and the terms of the Compensation Committee Charter, the terms of the Plan shall prevail.

ARTICLE VI

AMENDMENT AND TERMINATION

6.1	Amendments and Termination.

The Board of Directors shall have the non-exclusive power, on behalf of the Company, to approve, adopt, amend, modify and terminate the Plan at any time.

The Compensation Committee shall have the non-exclusive power, on behalf of the Company, to approve, adopt, amend, modify and terminate the Plan to the extent provided in the Compensation Committee Charter.

6.2	Discontinuance or Termination of Plan.

Any amendment shall be in writing and effective in the manner and at the time therein set forth, and the Company, Employers and all Eligible Employees and others shall be bound thereby.

It is the expectation of the Company that the Plan will be continued indefinitely, but continuance of the Plan is not assumed as a contractual obligation of the Company or any Employer. Accordingly, the Plan may be terminated at any time, for any reason, and without advance notice to Eligible Employees or others. In the event that the Plan is terminated, no Eligible Employee shall have any claim against any of the assets of any Employer. The power to terminate the Plan rests with the Board of Directors and the Compensation Committee as set forth in Section 6.1.

Notwithstanding the foregoing or anything to the contrary in Section 6.1 or otherwise in the Plan, other than with respect to an amendment necessary to comply with applicable law, (i) prior to the occurrence of a Change in Control, the Company shall provide Eligible Employees with at least twelve (12) months’ written notice prior to the effective date of any amendment or modification to the Plan that would adversely affect any Eligible Employee or such Eligible Employee’s interests in the Plan and (ii) following the occurrence of a Change in Control and continuing through the duration of the Change in Control Protection Period and any further period in which an Eligible Employee is receiving Change in Control Severance Benefits, the Plan may be amended or modified only with the consent of each of the Eligible Employees.

6.3	Benefit Claims and Legal Actions.

(a)

No lawsuit may be initiated by any Eligible Employee entitled to claim a benefit under the Plan (“Claimant”) before fully pursuing claims in accordance with procedures established by the Administrator consistent with this Section 6.3.

(b)

If a claim for benefits is wholly or partially denied, the Administrator shall, within a reasonable period of time, but no later than 90 days after receipt of the claim, notify the Claimant of the denial of benefits. If special circumstances justify extending the period up to an additional 90 days, the Claimant shall be given written notice of this extension within the initial 90-day period, and such notice shall set forth the special circumstances and the date a decision is expected.

(c)

Within 60 days of the receipt by the Claimant of the written denial of his or her claim (or within 60 days of the Administrator’s deadline for responding to the claim, if no response is provided), the Claimant (or an authorized representative of the Claimant) may file a written request with the Administrator that there be a full review of the denial of the claim. In connection with the Claimant’s appeal, upon request, the Claimant may review and obtain copies of all pertinent documents, records and other information relevant to the Claimant’s claim for benefits (but not including any document, record, or information that is subject to any attorney-client or work-product privilege) and may submit issues and comments in writing. The Claimant may submit written comments, documents, records, and other information relating to the claim for benefits. All comments, documents, records, and other information submitted by the Claimant shall be taken into account in the appeal without regard to whether such information was submitted or considered in the initial benefit determination.

(d)

The Administrator shall deliver to the Claimant a written decision on the claim promptly, but no later than 60 days after the receipt of the Claimant’s request for such review, unless special circumstances exist, such as the need to hold a hearing, that justify extending this period up to an additional 60 days. If the period is extended, the Claimant shall be given written notice of this extension during the initial 60-day period and such notice shall set forth the special circumstances and the date a decision is expected.

(e)	No lawsuit may be initiated by any person before pursuing the procedures set out in this Section 6.3.

(f)

In addition, no legal action may commence later than 180 days after the date of the written response of the Administrator to a Claimant’s request for review pursuant to Section 6.3(c), or the deadline for the Administrator to provide a response if no response is provided.

ARTICLE VII

MISCELLANEOUS

7.1	Limitation of Eligible Employees’ Rights.

(a)

Payments made under the Plan shall not give any employee the right to be retained in the employ of any Employer or any right or interest under the Plan other than as herein provided. Each Employer reserves the right to dismiss any employee without any liability for any claim against such Employer. Inclusion under the Plan will not give any Eligible Employee any right to claim any benefit hereunder except to the extent such right has specifically become fixed under the terms of the Plan. An Eligible Employee shall not have any recourse towards satisfaction of such benefit becoming fixed under the terms of the Plan from other than the general assets of his or her Employer.

(b)

Payments made under the Plan shall not give any employee the right to any benefits provided only to employees retained in the employ of an Employer (e.g., the Company’s health and dental plans), except as provided in Section 4.1(c) herein. Except as may otherwise be required by law or set forth specifically in such plans or herein, such benefits shall be terminated as of the employee’s Severance Date.

7.2	Unsecured General Creditor.

All Eligible Employees and their heirs, successors, assigns and personal representatives shall have no legal or equitable rights, claims, or interests in any specific property or assets of any Employer with respect to benefits payable under the Plan. No assets of any Employer shall be held under any trust, or held in any way as collateral security for the fulfillment of the obligations of any Employer under the Plan. Each Employer’s assets shall be, and remain, the general, unpledged, unrestricted assets of such Employer. Each Employer’s obligation under the Plan shall be merely that of an unfunded and unsecured promise of the Employer to pay money in the future, and the rights of all Eligible Employees shall be no greater than those of unsecured general creditors.

7.3	Non-Duplication of Benefits.

Benefits payable under this Plan are in lieu of, and not in addition to, any other severance, separation, change in control or similar type of benefit payable under a severance, separation, change in control or similar plan, policy, agreement or arrangement of the Company or any Employer. Accordingly, notwithstanding any provision of this Plan to the contrary, benefits payable under this Plan will be reduced (but not below $0) and forfeited by the amount of benefits payable under any and all such other severance, separation, change in control and similar plans, policies, agreements or arrangements; provided that, no Eligible Employee shall be eligible for any payments or benefits under the Dole Severance Pay Plan for Employees of Dole Food Company, Inc. and Participating Divisions and Subsidiaries. Additionally, for the avoidance of doubt, an Eligible Employee may not receive both a Change in Control Severance Benefit and a Severance Pay Benefit.

For this purpose, benefits under a qualified retirement plan, the Dole Food Company, Inc. Excess Savings Plan, the Dole Food Company Supplemental Executive Retirement Plan, and any Dole Food Company, Inc. stock, equity, incentive, retention and/or completion bonus payments, programs or plans shall not be treated in the immediately prior paragraph as “other severance, separation, change in control and similar plans, policies, agreements or arrangements.”

In no event will any Eligible Employee receive as salary continuation from all severance, separation, change in control or similar plans, policies, agreements or arrangements, including this Plan, more than one week’s Weekly Base Compensation for any one calendar week of salary continuation.

7.4	Withholding.

There shall be deducted from each payment under the Plan all taxes that are required to be withheld by the Company with respect to such payment. The Company shall have the right to reduce any payment by (i) the amount of cash sufficient to provide the amount of said taxes, and (ii) an amount of cash equal to the amount of any contributions that the Eligible Employee has elected to make to any medical, welfare, or retirement plan maintained by the Company in accordance with the terms and provisions of those plans.

7.5	Code Section 409A.

The Plan as well as payments and benefits under the Plan are intended to be exempt from, or to the extent subject thereto, to comply with Code Section 409A, and, accordingly, to the maximum extent permitted, the Plan shall be interpreted in accordance therewith. Specifically, any taxable benefits or payments provided under this Plan are intended to qualify for the “short-term deferral” exception to Code Section 409A to the maximum extent possible, and to the extent they do not so qualify, are intended to qualify for the separation pay exceptions to Code Section 409A, to the maximum extent possible. Each amount to be paid or benefit to be provided under this Plan shall be construed as a separate identified payment for purposes of Code Section 409A. To the extent that none of these exceptions (or any other available exception) applies, then notwithstanding anything contained herein to the contrary, and to the extent required to comply with Code Section 409A, if an Eligible Employee is a “specified employee,” as determined under the Company’s policy for identifying specified employees on the Eligible Employee’s Severance Date, then all amounts due under the Plan that constitute a “deferral of compensation” within the meaning of Code Section 409A, that are provided as a result of a “separation from service” within the meaning of Code Section 409A, and that would otherwise be paid or provided during the first six months following the Severance Date, shall be accumulated through and paid or provided on the first business day that is more than six months after the Severance Date (or upon such Eligible Employee’s death, if earlier). Notwithstanding anything contained herein to the contrary, an Eligible Employee shall not be considered to have terminated employment with an Employer for purposes of any payments under this Plan which are subject to Code Section 409A until the Eligible Employee would be considered to have incurred a “separation from service” within the meaning of Code Section 409A. Moreover, notwithstanding any other provision of the Plan, in no event shall the timing of the Eligible Employee’s execution of the release described in Section 2.1(d), directly or indirectly, result in the Eligible Employee designating the calendar year of payment, and if a payment that is subject to execution of such release could be made in more than one taxable year, payment shall be made in the later taxable year. The Company reserves the right to make amendments to this Plan as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Code Section 409A. The Company makes no representation that any or all of the payments described in this Plan shall be exempt from or comply with Code Section 409A and makes no undertaking to preclude Code Section 409A from applying to any such payment. The Eligible Employee shall be solely responsible for the payment of any taxes and penalties incurred under Code Section 409A.

7.6	Parachute Payments.

If part or all of the consideration, compensation or benefits to be paid to an Eligible Employee under this Plan or any other plan, arrangement or agreement applicable to such Eligible Employee, constitutes “excess parachute payments” under Section 280G(b) of the Code subject to an excise tax under Section 4999 of the Code (collectively, the “Parachute Amount”), the amount of excess parachute payments which would otherwise be payable to such Eligible Employee or for such Eligible Employee’s benefit shall be reduced to the extent necessary so that no amount of the Parachute Amount is subject to an excise tax under Section 4999 (the “Reduced Amount”); provided that such amounts shall not be so reduced if, without such reduction, such Eligible Employee would be entitled to receive and retain, on a net after-tax basis (including, without limitation, after any excise taxes payable under Section 4999), an amount of the Parachute Amount which is greater than the amount, on a net after-tax basis, that such Eligible Employee would be entitled to retain upon receipt of the Reduced Amount. All determinations with respect to the Parachute Amount shall be made by a nationally recognized certified public accounting firm or other firm that is retained and paid by the Company. Such determinations shall be binding upon the Company and shall be made promptly following the Change in Control and as appropriate thereafter, in order to permit payment in accordance with the provisions of this Plan.

7.7	No Guarantee of Tax Consequences.

Notwithstanding anything herein to the contrary, none of the Company, Employer, Plan, or Administrator insure or make any commitment or guarantee that any amounts paid to an Eligible Employee pursuant to the Plan or any required contributions will be excludable from the Eligible Employee’s gross income or wages for federal, state or local tax purposes. The amount of any tax due in connection with receiving a Plan Benefit will remain the sole responsibility of the employee, not the Company, Employer, Plan, or Administrator.

7.8	Restriction Against Alienation.

None of the benefits, payments, proceeds or claims of any Eligible Employee shall be subject to any claim of any creditor and, in particular, the same shall not be subject to attachment or garnishment or other legal process by any creditor, nor shall any such Eligible Employee have any right to alienate, anticipate, commute, pledge, encumber or assign any of the benefits or payments or proceeds which he or she may expect to receive, contingently or otherwise, under the Plan. Notwithstanding the above, benefits which are in pay status may be subject to a garnishment or wage assignment made pursuant to a court order, or a tax levy.

7.9	Missing Recipients and Uncashed Checks.

(a)

Any amount due and payable under the Plan shall be forfeited if the Administrator, after reasonable effort and in accordance with procedures and a deadline established by the Administrator, is unable to locate the intended recipient to whom payment is due.

(b)

The Administrator may specify a deadline for cashing or depositing a check or payment under the Plan (the “Void Date”). In the absence of a Void Date specified by the Administrator or on a payment, the Void Date shall be the 180th day after the date such check was issued, or electronic funds transfer or other payment method was first attempted.

(c)

Benefit payments made by check that is not cashed or deposited, or by electronic funds transfer or other payment method that is not deposited (for example, because the recipient cannot be located), shall be retained by the Plan and shall not escheat to the state.

(d)

Unless there are extenuating circumstances, any benefits to which the check, electronic funds transfer, or other payment method relates will be forfeited as of the Void Date, and the Plan’s obligation to pay the benefit shall be extinguished.

7.10	Governing Law.

The Plan shall be construed, administered, and governed in all respects under the laws of Ireland unless a court of competent jurisdiction determines in a specific circumstance that the laws of another jurisdiction shall prevail based on the prevailing interests of the Company and any Eligible Employee and, provided that if any provision is susceptible to more than one interpretation, such interpretation shall be given thereto as is consistent with the Plan being a welfare benefit plan within the meaning of Section 3(1) of ERISA to the extent ERISA is applicable. If any provision of this instrument shall be held by a court of competent jurisdiction to be invalid, illegal or unenforceable, the remaining provisions hereof shall continue to be fully effective; if any invalid, unenforceable or illegal provision would be valid, enforceable or legal if some part of it were deleted, the provision shall apply with whatever modification is necessary to make it valid, enforceable and legal.

7.11	Force Majeure.

Should the performance of any act required by the Plan be prevented or delayed by reason of a natural catastrophe, strike, lock-out, labor dispute, war, riot, or any other cause beyond the Plan’s control, the time for performance of the act will be extended for a reasonable period of time, and non-performance of the act during the period of delay shall be excused. In such an event, however, all parties shall use reasonable efforts to perform their respective obligations under the Plan.

7.12	Correction of Errors.

If the Administrator determines, in its sole discretion, that the Plan has made an overpayment to any individual, the Administrator may recover the amount of the overpayment by requiring the payee to return the excess payments to the Plan, reducing any future Plan payments to the payee, or any other method deemed reasonable by the Administrator, to the extent permitted by applicable law.

If the Administrator determines, in its sole discretion, that the Plan has made an underpayment to any individual, the Administrator may correct the underpayment by making a lump-sum payment to the payee, increasing any future Plan payments to the payee, or any other method deemed reasonable by the Administrator.

7.13	Claims and Issues.

From time to time, claims or issues may arise that involve the Plan. The resolution, settlement or adjudication of these claims or issues may result in an agreement or order that is not expressly contemplated under this Plan document, including the payment of benefits which differ from the amounts generally payable under the Plan. Any such agreements and orders will be respected to the extent that, as determined in the sole discretion of the Administrator, they do not violate any applicable statute, government regulation or ruling.

7.14	Headings, etc., Not Part of Agreement.

Headings and subheadings in the Plan are inserted for convenience of reference only and are not to be considered in the construction of the provisions hereof.

7.15	Instrument on Counterparts.

The Plan may be executed in several counterparts, each of which shall be deemed an original, and said counterparts shall constitute but one and the same instrument, which may be sufficiently evidenced by any one counterpart.

7.16	Construction.

As used in the Plan, the masculine gender shall include the feminine and the singular may include the plural, unless the context clearly indicates to the contrary.

In witness whereof, the parties agree to the terms and conditions of the Dole plc Executive Severance Plan.

EXECUTED this ____ day of __________, 20__, at __________, __________

City         State

[Name]

ACKNOWLEDGED this ____ day of __________, 20__, at __________, __________

City           State

Signature of Dole plc

Signature of Dole plc Officer

ACKNOWLEDGED this ____ day of __________, 20__, at __________, __________

City           State

Signature of Participating Employer

Signature of Participating Employer Officer

[Signature Page to Executive Severance Plan]

Appendix A. Eligible Employees

Carl McCann

Rory Byrne

Johan Lindén

Frank Davis

A-1

Appendix B. Participating Employers

As of the Effective Date, the Company and the following affiliates of the Company have adopted the Plan and are the Participating Employers:

•	[Dole Food Company, Inc.]

•	[Total Produce Management Services Limited ___________]

B-1

Appendix C. Release

GENERAL RELEASE AND NON-SOLICITATION AGREEMENT

THIS GENERAL RELEASE AND NON-SOLICITATION AGREEMENT (this “Agreement”), by and between [Name] (the “Employee”) and [Dole plc] (“Employer”), and Employer’s parent, subsidiary and affiliate corporations, is a general release of claims executed by the Employee as a condition to eligibility for a benefit under the Executive Severance Plan (the “Plan”) and for the benefits set forth in paragraph two (2) of this Agreement. Employer and its parent, subsidiary and affiliate corporations are collectively defined and referenced herein as the “Company” throughout this Agreement.

1.

Employee understands that Employee’s employment with Employer shall terminate effective [date] and that Employee must not execute this Agreement before such termination date. In addition, Employee acknowledges that Employee shall be paid a lump-sum payment for all accrued and unused vacation time as of the termination date. Vacation time will not accrue beyond the termination date. Employee will be paid such amounts whether or not she chooses to execute and return this Agreement.

2.

Employee further understands that, by timely signing and not timely revoking this Agreement and by satisfying the other conditions provided in the Plan, Employee shall be entitled to the severance benefit provided by the Plan, which amount and benefits are set forth on Exhibit A attached hereto, less federal and state and any other applicable wage withholdings. On or prior to [date], Employee acknowledges that Employee returned to Employer all property of the Company, including computer and other electronic equipment, computer passwords, telephones, pagers, etc., in Employee’s possession or control.

3.

Employee understands and agrees that, by signing this Agreement, Employee acknowledges full and complete satisfaction of and is releasing and discharging and promising not to sue the Company (as broadly defined above), past and present, as well as the Company’s directors, officers, shareholders, representatives, assignees, successors, agents and employees, past and present, and each of them, (individually and collectively, “Releasees”) from and with respect to any and all claims, wages, demands, rights, liens, agreements, suits, obligations, debts, costs, expenses, attorneys’ fees, damages, judgments, orders and liabilities of any kind, known or unknown, suspected or unsuspected, and whether or not concealed or hidden, arising out of or in any way connected with Employee’s employment relationship with, or the termination of Employee’s employment with, Employer, including but in no way limited to any act or omission committed or omitted prior to the date of execution of this Agreement. This includes but is in no way limited to any claim under Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act, Age Discrimination in Employment Act of 1967, as amended (“ADEA”), the Older Workers Benefit Protection Act of 1990 (“OWBPA”), the California Fair Employment & Housing Act or any other federal, state or local law, regulation, constitution or ordinance. The foregoing release does not extend to any vested benefits under the terms of any “employee benefit plan,” as defined in Section 3(3) of ERISA, and to any obligation of Employer to pay the Employee any vested deferred compensation. Notwithstanding the foregoing covenant not to sue, Employee may bring a claim against Employer to enforce this Agreement or to challenge the validity of this Agreement under the ADEA. The parties intend that this release and waiver of claims be construed as broadly as legally possible. This release and waiver of claims does not include any claims that cannot be lawfully waived.

4.

Employee covenants and affirms that Employee has not caused or permitted to be filed any claim, charge, suit, complaint, action, cause of action, or proceeding of any kind in any forum against any of the Releasees. Except with respect to the permitted disclosures in Paragraph six (6), Employee further covenants and affirms that Employee has not made any assignment and will make no assignment of any claims, demands or causes of action released herein and will not file, refile, initiate, or cause to be filed, refiled or initiated any claim, charge, suit, complaint, action or cause of action based upon, arising out of, or relating to any claim, demand, or cause of action released herein, nor shall Employee participate, assist or cooperate in any claim, charge, suit, complaint, action or proceeding regarding any of the Releasees, whether before a court, administrative agency, arbitrator or other tribunal, unless required to do so by law.

5.

Employee understands and expressly agrees that this Agreement extends to all claims of every nature and kind, known or unknown, suspected or unsuspected, vested or contingent, past, present or future, arising from or attributable to any alleged act or omission of the Company or any of its agents, employees or representatives in connection with Employee’s hiring, employment, termination of employment by Employer or post-employment treatment occurring prior to the execution of this Agreement, and that any and all rights granted to Employee under Section 1542 of the California Civil Code (to the extent applicable) or any analogous law or regulation affecting any other jurisdiction are expressly waived. Said Section 1542 of the California Civil Code reads as follows:

Section 1542. General Release—Claims Extinguished. A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.

Employee acknowledges that during Employee’s employment with Employer, Employee had access to confidential and proprietary business information, including, but not limited to, information or plans regarding the Company’s customer relationships; personnel, or sales, marketing and financial operations and methods; trade secrets; formulas; devices; secret inventions; processes; and other compilations of information, records and specifications; and privileged information pertaining to the Company’s strategies and defenses in pending litigation, that is the property of the Company, the disclosure or utilization of which would cause substantive and irreparable harm, loss of goodwill and injury to the Company. Employee acknowledges that Employee has returned to Employer all such confidential and proprietary business information in Employee’s possession, custody or control, as well as all files, memoranda, records, documents, computer records, copies of the foregoing, and other information related to the Company in Employee’s possession, custody or control. Employee further agrees not to disclose or utilize any such confidential or proprietary business information in the future.

6.

Notwithstanding the foregoing, pursuant to 18 U.S.C. § 1833(b), Employee hereby acknowledges that Employee shall not have criminal or civil liability under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Employee understands that if Employee files a lawsuit for retaliation by the Company for reporting a suspected violation of law, he or she may disclose the trade secret to Employee’s attorney and use the trade secret information in the court proceeding if Employee (x) files any document containing the trade secret under seal, and (y) does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement or any other agreement by and between the Company and Employee is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets expressly allowed by such section.

Further, nothing in this Agreement or any other agreement by and between the Company and Employee shall prohibit or restrict Employee from (i) voluntarily communicating with an attorney retained by Employee, (ii) voluntarily communicating with any law enforcement, government agency, including the Securities and Exchange Commission (“SEC”), the Equal Employment Opportunity Commission, a local commission on human rights, or any self-regulatory organization regarding possible violations of law, in each case without advance notice to the Company, or otherwise initiating, testifying, assisting, complying with a subpoena from, or participating in any manner with an investigation conducted by such government agency, (iii) recovering a SEC whistleblower award as provided under Section 21F of the Securities Exchange Act of 1934, (iv) disclosing any confidential information to a court or other administrative or legislative body in response to a subpoena, provided that Employee first promptly notifies and provides the Company with the opportunity to seek, and join in its efforts at the sole expense of the Company, to challenge the subpoena or obtain a protective order limiting its disclosure, or other appropriate remedy, or (v) filing or disclosing any facts necessary to receive unemployment insurance, Medicaid or other public benefits to which Employee is entitled.

7.

Subject to applicable law, Employee shall not, for a period of one (1) year from [date], directly or indirectly solicit, attempt to solicit, induce or otherwise cause any employee of the Company to cease his or her employment in order to become an employee, consultant or independent contractor to or for any other employer. In addition, subject to applicable law, Employee shall not use the Company’s trade secrets to interfere with the Company’s relationships with its customers, agents, representatives, growers, landlords, tenants, vendors, or brokers, or to solicit or attempt to solicit any customers of the Company to cease or decrease doing business with the Company or to do business with any competitor of the Company.

Subject to Paragraph six (6), Employee further agrees to refrain from publicly or privately either directing any disparaging or defamatory remarks regarding the Company or any of the Company’s directors, officers or employees or engaging in any form of disparaging or defamatory conduct that disparages the Company or any of the Company’s directors, officers or employees, portrays the Company or any of the Company’s directors, officers or employees in a negative light, or otherwise impairs the reputation, goodwill or commercial interests of the Company or any of the Company’s directors, officers or employees.

Subject to applicable law in the jurisdiction where Employee resides, Employee shall not, for a period of one (1) year from [date], engage in any of the following activities in any geographic area where the Company or its predecessor companies conducted business during Employee’s employment relationship with the Company or any of its predecessor companies: (i) serve as a partner, principal, licensor, licensee, employee, consultant, officer, director, manager, agent, affiliate, representative, advisor, promoter, associate, investor, or otherwise for, (ii) directly or indirectly, own, purchase, organize or take preparatory steps for the organization of, or (iii) build, design, finance, acquire, lease, operate, manage, control, invest in, work or consult for or otherwise join, participate in or affiliate himself or herself with, any business whose business, products or operations are in any respect competitive with the business conducted by the Company.

In the event of any breach by Employee of any of the above-referenced non-solicitation, non-competition or non-disparagement clauses, the resulting injuries to the Company would be difficult or impossible to estimate accurately. Employee therefore agrees that, in the event of any such breach, the Company shall be entitled, in addition to any available legal or equitable remedies for damages, to an injunction to restrain the violation or anticipated violation of this clause. The Company’s rights under this paragraph shall be in addition to every other remedy (equitable, statutory, legal or contractual) to which the Company may be entitled.

8.

Except with respect to any whistleblower awards and as set forth in Paragraph six (6), Employee agrees that by signing this Agreement Employee waives any claim for damages incurred at any time after the date of this Agreement because of alleged continuing effects of any alleged wrongful or discriminatory acts or omissions involving any Releasee, which occurred on or before the execution of this Agreement and any right to sue for injunctive relief against the alleged acts or omissions occurring prior to the date of this Agreement.

9.

Employee understands and agrees that, by signing this Agreement, Employee is waiving any and all rights or claims that Employee may have arising under the ADEA, which have arisen on or before the date of execution of this Agreement. Employee further understands and agrees that (i) in return for this Agreement, Employee will receive compensation beyond that which Employee was already entitled to receive before entering into this Agreement, (ii) Employee was provided a copy of this Agreement on [date], and informed that Employee had forty-five (45) days from the effective date of his or her severance from employment to consider, sign and return this Agreement, (iii) Employee was provided all required information pertaining to the individuals subject to layoff or termination of employment within Employee’s decisional unit and/or group as set forth in Exhibit B attached hereto, if applicable (iv) the Plan sets forth the eligibility requirements for the receipt of benefits under the Plan and that Employee has read and understands the Plan, and (v) Employee was informed that Employee has seven (7) days following the date of signing of this Agreement in which to revoke this Agreement by delivering a written, signed revocation to Ms. Jacinta Devine, 29 North Anne Street, Dublin 7, D07 PH36, Ireland. This Agreement shall become effective on the eighth (8th) day following the seven-day revocation period, provided that Employee timely signs and does not revoke this Agreement during the seven-day revocation period, and the severance benefits provided under the Plan are contingent upon this Agreement becoming effective pursuant to its terms.

10.	Employee acknowledges that Employee has a right to waive the 45-day period to consider this Agreement, but any such waiver prior to the expiration of the 45-day period is free and voluntary.

11.

The parties understand and agree that if any provision of this Agreement shall, for any reason, be adjudged by any court of competent jurisdiction to be invalid, illegal or unenforceable, such judgment shall not affect, impair, or invalidate the remainder of this Agreement, but shall be confined in its operation to the provision of this Agreement directly involved in the controversy in which such judgment shall have been rendered. Further, if any invalid, unenforceable or illegal provision would be valid, enforceable or legal if some part of it were deleted, the provision shall apply with whatever modification is necessary to make it valid, enforceable and legal.

12.

The parties agree that any controversy or claim arising out of or related to this Agreement or Employee’s employment or separation from employment with Employer shall, (i) if the Employee is a resident in Ireland, be subject to arbitration conducted pursuant to the provisions of the Arbitration Act 2010 of Ireland (as amended) and (ii) if the Employee is a resident of the United States, be governed by the Federal Arbitration Act and settled by arbitration in [_______], before an experienced employment arbitrator, in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association available at https://www.adr.org/sites/default/files/EmploymentRules_Web_2.pdf. The Company will pay the arbitrator’s fees and arbitration expenses and any other costs unique to the arbitration hearing. The arbitration decision shall be final and binding upon the parties and may be entered as a judgment in any court of competent jurisdiction. This agreement to arbitrate is freely negotiated between the Employee and the Company and is mutually entered into between the parties. By entering into this Agreement, the parties are waiving all rights to have their disputes heard or decided by a jury or in a court trial. In the case of an Employee who is a resident in any other jurisdiction, such arbitration shall be conducted pursuant to the provisions of such arbitration rules as shall be selected by the Administrator and that are applicable in such jurisdiction. Employee agrees to submit to such arbitration.

13.

Employee represents and agrees that Employee fully understands Employee’s right to discuss all aspects of this Agreement with an attorney of Employee’s choosing; that Employee has been given the opportunity to avail Employee of this right; that Employee has carefully read and fully understands all of the provisions of this Agreement; and that Employee is voluntarily entering into this Agreement.

14.

The parties understand that this Agreement represents the entire agreement and understanding between the parties and supersedes any prior agreement, understanding or negotiations respecting such subject. No change to or modification of this Agreement shall be valid or binding unless it is in writing and signed by Employee and a duly authorized officer of Employer.

15.

This Agreement shall be governed and construed under the applicable laws of the Ireland, unless a court of competent jurisdiction determines in a specific circumstance that the laws of another jurisdiction shall prevail based on the prevailing interests of the Company and Employee.

16.

This Agreement may be signed in counterparts by original, pdf (or similar format for scanned copies of documents) or facsimile signature, each of which shall be deemed an original, but which together shall constitute one and the same instrument.

Employee is advised by the Company to consult with an attorney if Employee desires, and Employee affirms that Employee has read and understands this Agreement and hereby agrees to voluntarily sign it.

EXECUTED this ____ day of __________, 20__, at __________, __________

City         State

[Name]

ACKNOWLEDGED this ____ day of __________, 20__, at __________, __________

City           State

Signature of Dole plc

Signature of Dole plc Officer

EXHIBIT A

[To come]

EXHIBIT B

[To come]

ENDORSEMENT

I, [Name], hereby acknowledge that I was given 45 days to consider the foregoing Agreement and voluntarily chose to sign this Agreement prior to the expiration of the 45-day period.

I declare under the laws of [Ireland]1 that the foregoing is true and correct.

EXECUTED this ____ day of __________, 20__, at __________, __________

City         State

[Name]

[1]	Note to Draft: To the extent required, different legal jurisdiction may apply at the time of signing.